Exhibit 1A-6G

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER THE MICHIGAN MEDICAL MARIHUANA FACILITIES LICENSING ACT OR REGULATION AND TAXATION OF MARIHUANA ACT (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF THE MICHIGAN BUREAU OF MARIHUANA REGULATION (THE “REGULATOR”). SECTION 9(D) OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 9(D).

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made effective as of January 31, 2019 (the “Effective Date”) by and among SPARTAN PARTNERS SERVICES LLC, a Michigan limited liability company (“Service Company”), and AEY HOLDINGS LLC, a Michigan limited liability company, on behalf of itself and its subsidiaries set forth on Exhibit A attached hereto (each, a “Subsidiary” and collectively with AEY HOLDINGS LLC, the “Company”). The Company and the Service Company are at times referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Company does or will hold licenses and operate medical and/or adult use marijuana businesses (the “Operations”) and is in need of business consulting, accounting, administrative, technological, financial, construction, and related services;

WHEREAS, Service Company is engaged in the business of providing business consulting, accounting, administrative, technological, financial, construction and related services to medical and adult use marijuana businesses and has the capacity to support the operations of the Company through the provision of same (the “Services”); and

WHEREAS, Company desires to engage Service Company to provide such services as are necessary and appropriate for the day-to-day support of the Company’s Operations, and Service Company desires to provide such services to Company, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

TERMS OF AGREEMENT

1.	ENGAGEMENT

a.            Engagement of Service Company. Company hereby engages Service Company to provide the Services for the Operations on the terms and conditions described herein, and Service Company accepts such engagement. Service Company shall be the sole and exclusive provider of such services to be provided to or on behalf of Company for the Operations.

b.            Agency. Company hereby appoints Service Company as Company’s true and lawful agent throughout the term of this Agreement, and Service Company hereby accepts such appointment.

c.            Power of Attorney. In connection with billing, collection, banking and all related services incident to or under the Services to be provided hereunder, Company, in accordance with applicable law, hereby grants to Service Company an exclusive special power of attorney and appoints Service Company as Company exclusive true and lawful agent and attorney-in-fact, and Service Company hereby accepts such special power of attorney and appointment, for the following purposes:

(i)	To make demand with respect to, settle, and compromise such claims and to coordinate with collections agencies (approved by Company) in the name of Company, to commence any suit, action or proceeding to collect any such claims.

(ii)	To take possession of and endorse in the name of Company on any note, check, money order, insurance payment or any other instrument received.

(iii)	To effectuate the transfer from the Company Account to an account designated by Service Company the payment amounts for the Service Fee as it becomes due.

(iv)	To sign checks, drafts, bank notes or other instruments on behalf of Company and to make withdrawals from the Company Account for Company expenses and other payments specified in this Agreement and as requested from time to time by Company.

(v)	To otherwise deal with the cash and funds of the Company on the Company’s behalf in any way which is reasonable to accomplish the provision of Services as

d.            Documentation to Bank. Upon request of Service Company, Company shall execute and deliver to the financial institution wherein the Company Account and/or Service Company Account are maintained, such additional documents or instruments as may be necessary to evidence or effect the special and limited power of attorney granted to Service Company. Company will not take any action that interferes with the transfer of funds from the Company Account and/or Service Company Account as set forth in herein, nor will Company or its agents remove, withdraw or authorize the removal or withdrawal of any funds from the Company Account and/or Service Company Account for any purpose except as set forth herein. The Parties further agree that the revocation of any banking instructions by Company shall constitute an immediate material default by Company under this Agreement which, if not cured within one (1) business day after written notice from Service Company, shall entitle Service Company to immediately terminate this Agreement. Service Company shall not use the Company Account and/or Service Company Account for any purpose other than for the purposes specified in this Agreement, and shall not combine either accounts’ funds with funds from any other source, except for mistakes due to payor payment errors, which will be corrected by Service Company as soon as possible upon discovery.

e.            Expiration of Power of Attorney. The power of attorney shall expire on the later of the date that (i) this Agreement is terminated as set forth in Section 7 of this Agreement, or (ii) all Service Fees due to Service Company, through the date of such termination, have been paid.

2

2.	DUTIES AND RESPONSIBILITIES OF SERVICE COMPANY

2.1            General Responsibilities. During the term of this Agreement, Service Company shall provide all such services as are necessary and appropriate to carry out the operation of Company’s business in a manner consistent with the Company’s policies, direction and business judgment, including without limitation:

a.            Personnel. Service Company shall support Company’s development and implementation of guidelines and procedures for the recruitment, selection, hiring, firing, compensation, terms, conditions, obligations and privileges of employment or engagement of employees working for Company. Service Company will also assist Company in recruiting new employees and will carry out such administrative functions as may be appropriate for such recruitment, including advertising for and identifying potential candidates, assisting Company in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates. Company will make the ultimate decision as to whether to employ or retain a specific candidate. Company shall be solely responsible for compensating its employees. Company expressly acknowledges its responsibility and liability to provide for the payment and withholding of appropriate amounts for income tax, social security, unemployment insurance, state disability insurance taxes, and any authorized payroll deductions from the paychecks of Company personnel. Service Company shall assist Company with these administrative functions, as requested.

b.            Service Company Personnel. Service Company shall employ or contract with and provide all necessary personnel it reasonably needs to provide the Services hereunder. Such personnel shall be under the direction, supervision and control of Service Company, and shall be employees of Service Company. Service Company shall be responsible for setting and paying the compensation and providing the fringe benefits of all Service Company personnel.

c.            Training. Service Company shall provide reasonable training to Company’s personnel in all aspects of the Operations material to the role of such personnel, including but not limited to administrative, financial and equipment maintenance matters.

d.            Cultivation Services. At Company’s direction, Service Company shall assist Company with the following aspects of Operations (i) development of proprietary, unique cannabis strains, which shall be licensed to the Company pursuant to that certain License Agreement by and between Company and Service Company dated as of even date herewith (the “License Agreement”), (ii) monitoring the cultivation calendar, (iii) summarizing growth performance, offering suggestions for optimal, continued growth and to troubleshoot any problems or concerns identified on-site (iii) assisting and instructing Company in the utilization and implementation of nutrients (iv) monitoring the facility daily, (v) maintenance and use of all equipment and software that will be utilized in any dispensary, cultivation or infused production facility, (vi) refining Company’s policies and procedures regarding optimal grow room environments, plant nutrition, lighting, equipment and other advice related directly or indirectly thereto, all of which shall be licensed to Company pursuant to the License Agreement.

e.            Compliance. Service Company shall assist Company in maintaining compliance with the applicable state and local regulations regarding operating a medical marijuana business.

f.             Insurance. Service Company shall assist Company in Company’s purchase of necessary insurance coverage.

g.            Accounting. Service Company shall assist in the establishment and administration of accounting procedures and controls and systems for the development, preparation, and keeping of records and books of accounting related to the business and financial affairs of Company.

3

h.            Tax Matters. Service Company shall assist in the preparation of the annual report and tax information returns required to be filed by Company. All of Company’s tax obligations shall be paid by Service Company out of Company’s funds. Company shall grant to personnel of Service Company (or its designated affiliate) all appropriate authority necessary for them to act as Company’s attorney-in-fact under a power of attorney, for such purposes, and to the extent permitted by law. Company shall also make such reserves and set asides for taxes as requested by Service Company throughout the year. For the avoidance of doubt, the Parties expressly acknowledge and agree that Company shall exercise control over all policies and decisions relating to taxes and shall be solely responsible for ensuring the satisfaction of Company’s tax obligations by virtue of such responsibility.

i.            Reports and Information. Service Company shall furnish Company in a timely fashion quarterly or more frequent operating reports and other business reports as reasonably requested by Company, including without limitation (i) copies of bank statements and checks relating to Company’s bank accounts and (ii) financial statements.

j.            Expenditures. Service Company shall assist with all cash receipts and disbursements of Company, including the payment on behalf of Company for any of the items set forth in this Section 2, such as taxes, assessments, licensing fees and other fees of any nature whatsoever in connection with the operation of the Operations as the same become due and payable, unless payment thereof is being contested in good faith by Company.

k.            Contract Negotiations. Service Company shall advise Company with respect to and negotiate, either directly or on Company’s behalf, as appropriate and permitted by applicable law, such contractual arrangements with third parties as are reasonably necessary and appropriate for Company’s Operations.

l.            Support Services. Service Company shall provide or arrange for all printing, stationery, forms, postage, duplication, facsimile, photocopying, and data transmission and processing services, information services, and other support services as are reasonably necessary and appropriate for the Operations.

m.            Licenses and Permits. Company shall be responsible for obtaining and maintaining all federal, state, and licenses and regulatory permits required for or in connection with the Operations. Notwithstanding, Service Company shall assist Company with the implementation of Company’s plans and procedures designed to ensure that all such licenses and permits are in compliance and shall provide reasonable assistance to Company in obtaining the same.

2.2          Responsibilities as Administrative Agent. In connection with the appointment of Service Company as Agent of Company under Section 1.b above, Service Company shall undertake the following:

a.            Collections. Service Company shall collect and receive, in Company’s name and on Company’s behalf, all accounts receivable generated from Operations or otherwise, endorse in the name of Company, and deposit into the Company Account any cash, notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable, to administer such accounts including, but not limited to, extending the time or payment of any such accounts for cash, credit or otherwise; discharging or releasing the obligors of any such accounts; suing, assigning or selling at a discount such accounts to collection agencies; or taking other measures to require the payment of any such accounts; provided, however, that extraordinary collection measures, such as filing lawsuits, discharging or releasing obligors, or assigning or selling accounts at a discount to collection agencies shall not be undertaken without Company’s prior written consent.

4

b.            Banking. The Parties shall cooperate in opening such bank accounts as shall be required for prudent administration of the Operations, including (i) a Service Company account (“Service Company Account”), for the disbursement of expenses and other purposes as set forth herein, and (ii) a Company account (“Company Account”), being an account opened by and under the name of Company and under the control of Company as may be delegated for day-to-day handling by Service Company subject to the provisions hereof. Service Company shall sign checks, drafts, bank notes or other instruments on behalf of Company, and to make withdrawals from Company Account for payments specified in this Agreement and as requested from time to time by Company, and for moving such funds to the Service Company Account, and to otherwise assist the Service Company with all banking arrangements of the Service Company Account and the Company’s Account. For the avoidance of doubt, the Parties expressly acknowledge and agree that Company shall exercise control over all policies and decisions relating to every element of banking.

c.            Automatic Sweep. Company shall direct in writing the bank at which the Company Account is maintained to transfer electronically all such amounts in the Company Account at the end of each business day of to the Service Company Account.

d.            Marketing, Advertising and Public Relations Programs. Service Company shall propose, with Company’s consultation and subject to Company’s agreement, marketing and advertising programs to be implemented by Company to effectively notify the community of the services offered by the Company. Service Company shall advise and assist Company in implementing such marketing and advertising programs, including, but not limited to, analyzing the effectiveness of such programs, preparing marketing and advertising materials, negotiating marketing and advertising contracts on Company’s behalf, and obtaining services necessary to produce and present such marketing and advertising programs. The Parties expressly acknowledge and agree that Company shall exercise control over all policies and decisions relating to every element of such advertising. Service Company and Company agree that all marketing and advertising programs shall be conducted in compliance with all applicable standards of ethics, laws and regulations.

e.            Information Technology and Computer Systems. Service Company shall set up workstations and other information technology required for the Operations.

f.            Supplies. Service Company shall order and purchase on behalf of Company all supplies in connection with the Services and the Operations, including all necessary forms, supplies and postage, provided that all such supplies acquired shall be reasonably necessary in connection with the Operations, policies, decisions and undertakings.

3.	RELATIONSHIP OF THE PARTIES

a.            Ultimate Authority over Operations. Notwithstanding any other provision of this Agreement, Company shall have ultimate authority over its Operations.

b.            Relationship of the Parties. Nothing contained herein shall be construed as creating a partnership, trustee, fiduciary joint venture, or employment relationship between Service Company and Company. In performing all services required hereunder, Service Company shall be in the relation of an independent contractor to Company, providing Services to the Operations operated by Company.

4.	FINANCIAL ARRANGEMENTS

a.            Application of Revenues. The Parties agree to allocate the Company’s revenues for the following purposes, in the order set out below:

5

i.	Costs and Expenses of Company. Revenues shall be applied to pay all direct costs and expenses of operating Company’s business, including, but not limited to, insurance premiums, payroll and benefits for Company’s employees, marketing expenses, supply expenses, lease expenses, auditing and tax preparation fees and fees of professional advisors, such as attorneys, subject to the budgets in effect from time to time.

ii.	Service Company’s Expenses. Revenues shall next be applied to pay all direct or indirect expenses incurred by Service Company (including, without limitation, an allocable percentage of Service Company’s costs and expenses not directly allocable to Company in carrying out its duties hereunder on behalf of Company).

iii.	Service Fee. Revenues shall next be applied to pay Service Company a monthly service fee as set forth on Exhibit B hereto (the “Service Fee”), which shall be calculated in the manner as set forth on Exhibit B. The Service Company may propose adjustments to the Service Fee quarterly by providing written notice to Company based on the extent of labor, time and energy expended on the performance of the Services. The Company’s consent to such adjustments shall not be unreasonably withheld. The Service Fee shall be paid to Service Company on or before the fifth (5th) day of each month during the term of this Agreement.

iv.	Remainder. Remaining revenues shall be retained to be re-invested by Company.

b.            GAAP. Except as specifically provided otherwise by the Parties hereto, in keeping Company’s books and records, Service Company shall record all revenue, refunds, rebates, costs, expenses, and any other information using the same accounting method under which Service Company keeps its own books and records, in accordance with GAAP, consistently applied.

c.            Budget. Service Company shall prepare for review by Company all capital and annual operating budgets as needed, with the approval of such budgets being within the sole and independent discretion of Company, which is not to be unreasonably withheld.

5.	CAPITAL IMPROVEMENTS/WORKING CAPITAL.

a.            Extension of Credit. Pursuant to that certain Credit and Security Agreement entered into by and between Service Company and Company dated as of even date herewith, to the extent Service Company has funds available, Service Company shall provide Company with all funds necessary to fund (i) any shortfalls in working capital (ii) any capital improvements or (iii) expansion of the Operations of Company, including the costs of any governmental applications necessary thereto.

6.	INTELLECTUAL PROPERTY.

a.            License Agreement. Simultaneously with the execution and delivery of this Agreement by the Parties, Service Company and Company shall execute and deliver the License Agreement, which shall permit Company to use certain licensed materials on the terms and conditions set forth therein.

6

7.	TERM AND TERMINATION

a.            Term. This Agreement shall commence as of the Effective Date and continue in full force and effect for a period of twenty (20) years (the “Initial Term”), unless terminated as provided herein. Following the Initial Term, this Agreement shall automatically renew for five (5) year renewal terms.

b.            Immediate Termination By Service Company. Service Company shall have the right, but not the obligation, to terminate this Agreement immediately upon notice to Company of any of the following events:

i.	The conviction of Company, any member of Company, or anyone employed or engaged by Company, of any crime punishable as a felony under federal or state law;

ii.	The date upon which any of the membership interests in Company are transferred or attempted to be transferred voluntarily, by operation of law or otherwise to any person without the prior approval of the Service Company;

iii.	The merger, consolidation, reorganization, conversion, sale, liquidation, dissolution, or other disposition of all or substantially all of the membership interests or assets of Company without the prior written approval of the Service Company;

iv.	Failure to pay the Service Fee in a timely fashion;

v.	The Company’s materially altering or changing the scope of the Operations without Service Company’s approval; or

vi.	The Company’s breach of this Agreement regarding banking arrangements.

c.	Termination by Either Party. This Agreement may be also terminated as follows:

i.	By mutual written agreement of the Parties;

ii.	By either Party immediately upon the filing of a petition in bankruptcy with respect to the other Party or the insolvency of the other Party; or

iii.	By either Party upon a material breach of a material provision hereof by the other Party, provided that the non-breaching Party provides the breaching Party with sixty (60) days written notice of any such breach, during which period of time the breaching Party shall have the opportunity to cure any such breach (or in the event of a non-monetary breach which is not curable within such sixty (60) day period the breaching Party shall have the opportunity to commence cure of any such breach). If any such breach is cured by the breaching Party during such period of time (or in the event of a non-monetary breach which is not curable within such sixty (60) day period but the breaching Party has commenced to cure such breach and does continue to cure such breach with the exercise of due diligence), it shall be as if such breach never occurred and this Agreement shall continue in full force and effect, unaffected by the non-breaching Party’s notice.

7

d.	Termination Obligations. In the event of termination, Company shall pay all Service Fees and costs and expenses accrued and owing to Service Company pursuant up through and including the date of termination.

8.	RECORDS AND RECORD KEEPING

a.            Access to Information. Company hereby authorize and grants to Service Company full and complete access to all information, instruments and documents relating to Company which may be reasonably requested by Service Company to perform its obligations hereunder, and shall disclose and make available to representatives of Service Company for review and photocopying all relevant books, agreements, papers and records of Company.

b.            At all times during and after the term of this Agreement, all business records and information, including, but not limited to, all books of account and general administrative records and all information generated under or contained in the management information systems pertaining to Company, relating to the business and activities of Service Company, shall be and remain the sole property of Service Company. Company will have reasonable access during normal business hours to the business records kept by Service Company relating to the Operations, and Company may copy any or all such records. After termination of this Agreement, Company will have reasonable access during normal business hours to the business records relating to the Operations for the purpose of preparing tax and other business filings or collecting accounts receivable. Service Company may elect to return documents to Company.

c.            Company shall at all times during the term, and at all times thereafter, make available to Service Company for inspection by its authorized representatives, during regular business hours, at the principal place of business of Company, any of Company’s records determined by Service Company to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records.

9.	GENERAL

a.	Indemnification.

i.	Indemnification by Company. Company hereby agrees to indemnify, defend and hold harmless Service Company, its officers, directors, owners, members, employees, agents, affiliates and subcontractors, from and against any and all claims, damages, demands, diminution in value, losses, liabilities, actions, lawsuits and other proceedings, judgments, fines, assessments, penalties, awards, costs and expenses (including reasonable attorneys’ fees) related to third party claims, whether or not covered by insurance, arising from or relating to any gross negligence, fraud, and willful misconduct relating to the breach of this Agreement by Company. The provisions of this Section shall survive termination or expiration of this Agreement. Company shall immediately notify Service Company of any lawsuits or actions, or any threat thereof, that are known or become known to Company that might adversely affect any interest of Company or Service Company whatsoever.

8

ii.	Indemnification by Service Company. Service Company hereby agrees to indemnify, defend and hold harmless Company, their respective officers, directors, shareholders, employees and agents from and against any and all claims, damages, demands, diminution in value, losses, liabilities, actions, lawsuits and other proceedings, judgments, fines, assessments, penalties, and awards, and costs and expenses (including reasonable attorneys’ fees), whether or not covered by insurance, arising from or relating to (a) any material breach of this Agreement by Service Company, (b) any acts or omissions by Service Company and its employees to the extent that such is not paid or covered by the proceeds of insurance. The provisions of this Section shall survive termination or expiration of this Agreement. Notwithstanding the foregoing, Service Company shall not indemnify Provider for the acts or omissions of any individuals employed or engaged by Company. Service Company shall immediately notify Company of any lawsuits or actions, or any threat thereof, that are known or become known to Service Company that might adversely affect any interest of Service Company or Company whatsoever.

b.            Dispute Resolution. In the event that any disagreement, dispute or claim arises among the Parties hereto with respect to the enforcement or interpretation of this Agreement or any specific terms and provisions hereof or with respect to whether an alleged breach or default hereof has or has not occurred (collectively, a “Dispute”), such Dispute shall be settled in accordance with the following procedures:

i.	Meet and Confer. In the event of a Dispute among the Parties hereto, a Party may give written notice to the other Party setting forth the nature of such Dispute (the “Dispute Notice”). The Parties shall meet and confer to discuss the Dispute in good faith within ten (10) days following the other Party’s receipt of the Dispute Notice in an attempt to resolve the Dispute. All representatives shall meet at such date(s) and time(s) as are mutual convenient to the representatives of each participant within the “Meet and Confer Period” (as defined herein below).

ii.	Mediation. If the Parties are unable to resolve the Dispute within thirty (30) days following the date of receipt of the Dispute Notice by the other Party (the “Meet and Confer Period”), then the Parties shall attempt in good faith to settle the Dispute through nonbinding mediation. A single disinterested third-party mediator shall be selected by the Parties. The Parties to the Dispute shall share the expenses of the mediator and the other costs of mediation on a pro rata basis.

iii.	Arbitration. Any Dispute which cannot be resolved by the Parties within sixty (60) days following the end of the Meet and Confer Period shall be resolved by final, confidential, and binding arbitration (the “Arbitration”). The Arbitration shall be settled in Michigan in accordance with the then prevailing rules of the American Arbitration Association for commercial disputes; and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall have the power only to interpret and apply this Agreement, and shall have no power to alter or modify any express provisions of this Agreement or to make any award which by its terms affects any such alteration or modification. The Parties to the Dispute shall share the expenses of the arbitrator and the other costs of arbitration on a pro rata basis.

c.            Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the Parties related to the subject matter hereof and supersedes all prior agreements, understandings, and letters of intent relating to the subject matter hereof. This Agreement may be amended or supplemented only by a writing executed by all Parties

9

d.            Compliance with the Act and the Regulator. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the Parties take no action in violation of either the Michigan Medical Marihuana Facilities Licensing Act or the Michigan Regulation and Taxation of Marihuana Act (together with all related rules and regulations thereunder, the “Act”) or the guidance or instruction of the Michigan Bureau of Marihuana Regulation (the “Regulator”). The Parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the Parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not limitation of the foregoing, the Parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence.

e.            Notices. All notices, requests, demands or consents hereunder shall be in writing and shall be deemed given and received when delivered, if delivered in person, or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) day after being sent by overnight courier such as Federal Express, to and by either Party at the address as on file with the other Party hereto, or at such other addresses as the Parties may designate by written notice in the manner set forth herein.

f.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, will constitute one and the same instrument.

g.            Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Michigan, without reference to conflict of law principles. The Parties agree and acknowledge that no Party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No Party shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Act or by the Regulator, and no Party shall seek to enforce the provisions hereof in federal court unless and until the Parties have reasonably determined that the Act is fully compliant with Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

10

h.            Assignment. This Agreement shall not be assignable by any Party hereto without the express written consent of the other Parties; provided, however, that this Agreement shall be assignable by Service Company to any of its wholly-owned affiliates or successors without the consent of Company.

i.            Waiver. Waiver of any agreement or obligation set forth in this Agreement by either Party shall not prevent that Party from later insisting upon full performance of such agreement or obligation and no course of dealing, partial exercise or any delay or failure on the part of any Party hereto in exercising any right, power, privilege, or remedy under this Agreement or any related agreement or instrument shall impair or restrict any such right, power, privilege or remedy or be construed as a waiver therefor. No waiver shall be valid against any Party unless made in writing and signed by the Party against whom enforcement of such waiver is sought.

j.            Binding Effect. Subject to the provisions set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and upon their respective successors and assigns.

k.            Waiver of Rule of Construction. Each Party has had the opportunity to consult with its own legal counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

l.            Severability. If anyone or more of the provisions of this Agreement is adjudged to any extent invalid, unenforceable, or contrary to law by a court of competent jurisdiction, each and all of the remaining provisions of this Agreement will not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

m.            Force Majeure. Any Party shall be excused for failures and delays in performance of its respective obligations under this Agreement due to any cause beyond the control and without the fault of such party, including without limitation, any act of God, war, terrorism, bio-terrorism, riot or insurrection, law or regulation, strike, flood, earthquake, water shortage, fire, explosion or inability due to any of the aforementioned causes to obtain necessary labor, materials or facilities. This provision shall not release such Party from using its best efforts to avoid or remove such cause and such Party shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon claiming any such excuse or delay for non-performance, such Party shall give prompt written notice thereof to the other Party, provided that failure to give such notice shall not in any way limit the operation of this provision.

n.            Authorization for Agreement. The execution and performance of this Agreement by Company and Service Company have been duly authorized by all necessary laws, resolutions, and corporate or partnership action, and this Agreement constitutes the valid and enforceable obligations of Company and Service Company in accordance with its terms.

o.            Duty to Cooperate. The Parties acknowledge that the Parties’ mutual cooperation is critical to the ability of Service Company and Company to perform successfully and efficiently its duties hereunder. Accordingly, each Party agrees to cooperate fully with the other in formulating and implementing goals and objectives which are in Company’s best interests.

[Signature page follows]

11

IN WITNESS WHEREOF, each of the Parties has executed this Services Agreement as of the Effective Date.

AEY HOLDINGS LLC

By:
	Name:	David Malinoski
	Its:	Member

SPARTAN PARTNERS SERVICES LLC

By:	Spartan Partners Holdings, LLC
Its:	Member

By:
	Name:	Fabian Monaco
	Its:	President

[Signature Page To Services Agreement]

EXHIBIT A

SUBSIDIARIES

All of the current or future subsidiaries of the Company.

13

EXHIBIT B

SERVICE FEE

The Service Fee shall equal an amount equal to $            per location of the Company for which Service hereunder are provided; provided, however, no portion of the Service Fee shall be due for or in relation to a location of the Company until such time as such location is open and operational.

14